FOR IMMEDIATE RELEASE              FOR MORE INFORMATION:
                                             FOR HEXCEL
                                             TARA OWEN (212) 484-7724
                                             FOR CIBA IN SWITZERLAND
                                             KAI ROMOT 41 61 696 44 44
                                             FOR CIBA IN THE US
                                             MARK RYAN (914) 785-4050

                   HEXCEL BOARD APPROVES DEFINITIVE AGREEMENT
                    TO COMBINE BUSINESS WITH CIBA COMPOSITES

                    DEAL EXPECTED TO CLOSE IN FOURTH QUARTER



          Pleasanton, California and Basel, Switzerland (October 2,
          1995) -- Hexcel Corporation (NYSE/PSE: "HXL") and Ciba-Geigy Limited ("Ciba") jointly announced today that they have entered into a definitive agreement with respect to the combination of Hexcel's business with that of Ciba Composites.

          The terms of the agreement are consistent with the non-binding letter of intent signed on July 11, 1995 -- Ciba would receive approximately 49.9 percent of Hexcel's common stock at the conclusion of the transaction, in exchange for the businesses of Ciba Composites, which include: composites, structures and interiors, fabrics, laminates, prepregs, adhesive films, honeycomb core, sandwich panels and fabricated components. Hexcel would also pay additional consideration based on its debt, certain liabilities of Hexcel in excess of amounts carried by Ciba Composites and changes in the working capital of Hexcel and Ciba Composites. Such consideration will consist of $25.0 million in cash and a principal amount of subordinated debt to be determined after closing, which is currently estimated to be between $45-$50 million (subject to adjustment).

          The closing of the transaction is still subject to certain conditions including Hexcel stockholder approval, no material adverse changes in either business, receipt of financing and various regulatory and security clearance approvals. The transaction is expected to close in the fourth quarter of 1995. As previously announced on September 27, 1995, the waiting period under the Hart-Scott-Rodino Act with respect to the combination has expired. Pursuant to the terms of a corporate governance agreement to be entered into at closing, Ciba would be subject to certain standstill provisions relating to its ownership of Hexcel's stock and would also be entitled to Board representation commensurate with its stock ownership.

          John J. Lee, Chief Executive Officer of Hexcel said: "We are very pleased that the transaction is moving forward. The strategic rationale for this combination is compelling both in terms of geographic reach and product line fit. It positions Hexcel as a major global presence in the structural material's industry. We look forward to realizing the benefits of this combination."
          Under the terms of the agreement, John J. Lee would remain as Chief Executive Officer and become Chairman of the Board of the combined company. Juergen Habermeier, the current President of Ciba Composites, would become President and Chief Operating Officer. The combined company -- which, on a pro-forma combined basis, would have generated 1994 sales in excess of $600 million -- will retain the Hexcel Corporation name.

          Ciba is a leading Swiss-based worldwide biological and chemical group with 1994 sales of Sfr. 22.049 billion
          (US $16.213 billion). Ciba Composites, with 1994 worldwide sales of Sfr. 399 million (US $293 million), is headquartered in Anaheim, California, operates in more than 20 countries and has production facilities in 5 of those. The division supplies lightweight, high-strength materials and structures. Its most important market is the aircraft manufacturing and airline industries, where meeting high quality standards is essential. Persistence in demonstrating the benefits of composites in industrial markets has paid off with the development of products for sports applications, railway, shipping and other transportation industries.

          Hexcel is a leading international developer and manufacturer of honeycomb, advanced composites and reinforced fabrics, with 1994 sales of US $313.8 million. Headquartered in Pleasanton, California, Hexcel operates in 8 countries, has production facilities in 5 of those and sells its products in more than 23 countries. While aerospace is Hexcel's most important market, automotive, mass transit, athletic footwear, marine, architectural design, recreational products, orthotics, prosthetics, printed circuit boards, ballistics protection, decorative window coverings and civil engineering represent highly diverse areas where Hexcel's materials are utilized. Hexcel has been the world leader in developing and manufacturing honeycomb for almost 50 years.

                                      # # #